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                        December 5, 2023

       Marcello Appella
       Chief Financial Officer
       GHST World Inc.
       667 Madison Ave
       5th Floor
       New York, NY 10065

                                                        Re: GHST World Inc.
                                                            Form 10-K for the
fiscal year ended June 30, 2023
                                                            File No. 000-31705

       Dear Marcello Appella:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                        Sincerely,


                        Division of Corporation Finance

                        Office of Technology
       cc:                                              Constantine Christakis